UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

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VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

a13319 Midlothian Turnpike Midlothian, Virginia (Address of principal executive offices)	23113 (Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 8, 2014, Village Bank and Trust Financial Corp. (the “Company”) received a letter from The Nasdaq Stock Market, LLC (“Nasdaq”) informing the Company of its failure to comply with Nasdaq Listing Rule 5550(a)(4), which requires that the Company have at least 500,000 publicly held shares to maintain a listing on the Nasdaq Capital Market. On September 22, 2014, the Company submitted to Nasdaq a plan to regain compliance with such rule. The plan was accepted by Nasdaq and the Company was given a deadline of February 4, 2015 to implement its plan and regain compliance. On February 5, 2015, the Company received a determination letter from Nasdaq indicating that because the Company did not regain compliance by the February 4, 2015 deadline, the Company’s common stock will be delisted effective February 17, 2015 unless the Company appeals the determination to a Nasdaq Hearings Panel. The Company intends to appeal the determination and request that it be given additional time to regain compliance. If an appeal is timely made, the Company’s common stock will continue to trade on the Nasdaq Capital Market until the Hearings Panel issues a determination otherwise. No assurance can be given as to the decision that the Hearings Panel may make.

The Company’s previously announced rights offering was one of the alternatives presented to Nasdaq in the Company’s plan to regain compliance. If the offering is fully-subscribed, the Company expects to issue 1,051,866 new shares of common stock and exceed the minimum of 500,000 publicly held shares following the offering. In the event that the Company does not issue sufficient shares in the offering to meet such minimum, the Company intends to explore alternative actions to maintain its listing. However, there is no guarantee that such actions will be effective in increasing the Company’s publicly held shares, or that the Company will be able to comply with the other standards that it is required to meet in order to maintain a listing of its common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: February 9, 2015	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Executive Vice President and CFO

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